Exhibit 99.2

GUESS?, INC. REAFFIRMS OUTLOOK FOR FIRST QUARTER OF FISCAL 2020

LOS ANGELES, Calif. – April 22, 2019 – On March 20, 2019, Guess?, Inc. (NYSE: GES) (the “Company”) reported preliminary financial results for the three months and twelve months ended February 2, 2019, including the Company’s outlook for the first quarter of Fiscal 2020. Based on current quarter-to-date trends, where the Company has identified relative strengths in Europe and the Americas offset by softness in Asia, compared to its initial outlook, the Company is reaffirming its total Company outlook for the Fiscal 2020 first quarter ending May 4, 2019.

The Company’s actual results may differ materially from these estimates due to the time remaining in the quarter, completion of its financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for the Company’s first quarter are finalized.

The Company will update its Fiscal 2020 Full Year guidance including the impact from the Company’s proposed convertible debt offering and related transactions when it reports its Fiscal 2020 first quarter results for the period ending May 4, 2019.

Notice Regarding Forward-Looking Statements

This press release includes certain forward-looking statements related to the Company within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, including all statements regarding the outlook for the Fiscal 2020 first quarter ending May 4, 2019 are forward-looking statements. These statements are based on management’s current estimates, assumptions, expectations or beliefs and are subject to uncertainty and changes in circumstances. These forward-looking statements are estimates reflecting the judgment of the Company’s senior management, and actual results may vary materially from those expressed or implied by the forward-looking statements herein.

The statements in this press release are made as of the date of this press release. The Company undertakes no obligation to update information contained in this press release, except as may be required by law. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For further information regarding risks and uncertainties associated with the Company’s businesses, please refer to the section entitled “Risk Factors” in the Company’s Securities and Exchange Commission (the “SEC”) filings, including, but not limited to, its Annual Report on Form 10-K for the year ended February 2, 2019, a copy of which is on file with the SEC and available on the SEC’s website at www.sec.gov.

About Guess?, Inc.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of February 2, 2019, the Company directly operated 1,161 retail stores in the Americas, Europe and Asia. The Company’s licensees and distributors operated 558 additional retail stores worldwide. As of February 2, 2019, the Company and its licensees and distributors operated in approximately 100 countries worldwide.

Contact Information:

Guess?, Inc.

Fabrice Benarouche

VP, Finance and Investor Relations

(213) 765-5578